SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
              the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): December 1, 1998


                     R&B FALCON CORPORATION
     (Exact name of registrant as specified in its charter)



       Delaware                1-13729              76-0544217
   (State or other          (Commission          (I.R.S. Employer
   jurisdiction of          File Number)       Identification No.)
    incorporation)



             901 Threadneedle, Houston, TX   77079
     (Address of principal executive offices)   (Zip Code)


Registrant's telephone number, including area code (281) 496-5000



Item 2. Acquisition of Assets

On December 1, 1998, we acquired all of the outstanding stock of Cliffs Drilling Company for approximately 27.1 million shares of R&B Falcon Corporation common stock valued at approximately $385.2 million. This valuation is based upon a price of $14.2125 per share of R&B Falcon Corporation common stock, which was the average closing price per share of R&B Falcon's common stock for ten trading days during the period in which the principal terms of the merger were agreed upon and the merger was announced. Each share of Cliffs Drilling common stock was converted into 1.7 shares of R&B Falcon common stock and Cliffs Drilling became a wholly owned subsidiary of R&B Falcon Corporation. The acquisition of Cliffs Drilling will be recorded using the purchase method of accounting.

Cliffs Drilling is an international contract drilling company primarily engaged in daywork drilling services, turnkey drilling services and, to a lesser extent, the development and operation of mobile offshore production units. Cliffs Drilling's assets at the time of the acquisition consisted primarily of 16 jack-up rigs, three self-contained platform rigs, four mobile offshore production units and 11 land rigs. We intend to continue using these assets in the same business as was previously conducted by Cliffs Drilling.

Item 7. Financial Statements and Exhibits

(a) Financial Statements

  The financial statements of Cliffs Drilling Company will be filed by amendment to this Form 8-K no later than 60 days after this report is required to be filed.

(b) Pro Forma Financial Information

  The pro forma financial information required by this item will be filed by amendment to this Form 8-K no later than 60 days after this report is required to be filed.

(c) Exhibits

  None



                           SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized.

                                   R&B FALCON CORPORATION


                                By /s/Leighton E. Moss
                                   -------------------
                                   Leighton E. Moss
                                   Executive Vice President

Dated: December 15, 1998